EXHIBIT 10.02
SECOND AMENDMENT TO
FLEX 2010 DEFERRED COMPENSATION PLAN
The Flex 2010 Deferred Compensation Plan, which was effective as of July 1, 2010, is hereby amended in the following manner. This Amendment is effective as of January 1, 2019.
Section 4(a) is amended by the addition of the following thereto:
“In the case of a Company with a taxable year other than the calendar year, the Committee or Plan Administrator may determine that “Fiscal Year Compensation” may be deferred at the Participant’s election if the election to defer such compensation is made not later than the close of the Company’s taxable year immediately preceding the first taxable year of the Company in which any services are performed for which such compensation is payable, in accordance with Treasury Regulation Section 1.409A-2(a)(6). For purposes of this paragraph, the term “Fiscal Year Compensation” means compensation relating to a period of service coextensive with the taxable year of the Company (or consecutive taxable years of the Company), of which no amount is paid or payable during the Company’s taxable year (or years) constituting the period of service. For example, Fiscal Year Compensation generally would include a bonus to a Participant that is based on a service period consisting of the Company’s taxable year ending March 31, 2021, where the amount will be paid after that date; and a deferral of such bonus could be elected by the Participant prior to April 1, 2020 or such earlier date as determined by the Committee or Plan Administrator.
A determination by the Committee or Plan Administrator to allow deferrals of Fiscal Year Compensation in accordance with the prior paragraph shall not prevent the Committee or Plan Administrator from also permitting Participants to elect to defer other types of compensation at other times permitted by the Treasury Regulations. For example, a Participant may be allowed to elect to defer salary for services to be performed in a calendar year if such election is made prior to calendar year at the time and in the manner determined by the Committee or Plan Administrator.”
IN WITNESS WHEREOF, the Plan Administrator has executed this Amendment on the date set forth below.

PLAN ADMINISTRATOR OF THE FLEX 2010 DEFERRED COMPENSATION PLAN By: /s/ Phil Ulrich Title: Chief Human Resources Officer Date: August 16, 2019